EXHIBIT 10.1

WHENEVER CONFIDENTIAL INFORMATION IS OMITTED HEREIN (SUCH OMISSIONS ARE

DENOTED BY AN ASTERISK*), SUCH CONFIDENTIAL INFORMATION HAS BEEN SUBMITTED

SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST

FOR CONFIDENTIAL TREATMENT.

SETTLEMENT AGREEMENT

This agreement (this “Settlement Agreement”) and the other Settlement Documents referred to below are intended to contain all of the material terms of the agreement between Repligen Corporation (“Repligen”) and ChiRhoClin, Inc. (“CRC”) (collectively, the “Parties”), in settlement of the arbitration entitled Repligen Corporation v. ChiRhoClin, Inc., AAA No. 13 Y 00918 04 (the “Arbitration”).

A.	Definitions

1.	All references to the term “Settlement Documents” herein will mean this Settlement Agreement, the Security Agreement (as described below and as attached hereto as Exhibit A (the “Security Agreement”), the Escrow Agreement (as described below and as attached hereto as Exhibit B (the “Escrow Agreement”), and any other documents executed and delivered by the parties required to effect the terms herein.

2.	Capitalized terms used herein shall have the following definitions:

a.	“cGMP” means those regulations, guidelines, practices, and procedures which are promulgated and/or accepted by the FDA in the manufacturing of human parenteral drugs.

b.	“Change in Control” means (i) a sale or transfer of all or substantially all of CRC’s assets; or (ii) a merger, or the sale, transfer, or issuance of a sufficient number of CRC’s shares, after which any person or group other than * or * and their natural heirs beneficially own or possess the right to direct the vote of 50% or more of CRC’s outstanding voting capital stock or, in the event of a merger, such stock of the surviving entity; provided, however, that a Change in Control shall not be deemed to have occurred if what would otherwise be deemed to be a Change in Control occurs as a result of the death or incapacity of either or both * and *.

c.	“Delivery Date” means the delivery date of September 15, 2005 for the first * vials of Product and each of the delivery dates specified by Repligen for the next two deliveries totaling * vials of Product in accordance with this Settlement Agreement.

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d.	“Escrow Agent” shall be a person or entity nominated jointly by Messrs. Dormer and Yingling and shall be a party to the Escrow Agreement.

e.	“hSecretin NDA” means CRC’s New Drug Application #021256 made to the FDA in support of the marketing of hSecretin for human use.

f.	“NDAs” means, collectively, the hSecretin NDA and the pSecretin NDA. The term “NDA” shall mean a new drug application made to the FDA or, individually, the hSecretin NDA or pSecretin NDA, as the context requires.

g.	“Net Revenues” means wholesale price received from Product sales minus all direct and indirect discounts and a $* charge per vial (comprised of $* manufacturing fee and $* marketing and distribution fee). The cost of shipping the Product will be deducted *% from the royalty payments provided for herein after such payments are calculated.

h.	“Product” means Synthetic pSecretin, sold by Repligen under the trade name SecreFlo™, which is the subject of NDA #021209 and NDA #021136 filed May 14, 1999 by CRC and initially approved by the FDA on April 4, 2002, manufactured in a cGMP-compliant fashion at an FDA-approved manufacturing facility, in accordance with the Product Specifications and all applicable laws and regulations, and released by CRC in accordance with the acceptance criteria approved by the FDA as stated in the pSecretin NDA and its approved supplements.

i.	“Product, Specifications” means the set of acceptance criteria as stated by the FDA approved NDA #021209 and NDA #021136 that qualifies a certain lot of Synthetic pSecretin for product release. The Certificate of Analysis is the document that contains the set of test results of those acceptance criteria for a particular lot of Product and its product specifications.

j.	“pSecretin NDA” means CRC’s NDA #021209 and NDA #021136 made to the FDA in support of the marketing of pSecretin for human use.

B.	Payment and Product Delivery

1.	CRC shall pay Repligen $750,000 within 5 business days of execution of all Settlement Documents by the Parties hereto.

2.	Repligen shall retain all unpaid royalties to date and no royalties or payments shall be due on any Product previously delivered by CRC.

3.	CRC shall deliver Product to Repligen with a Delivery Date determined by CRC between August 15 and September 15, 2005, totaling * vials (the “Initial Amount”). Repligen shall pay CRC $* per vial within 10 business days following delivery of this Product.

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4.	CRC shall deliver to Repligen another aggregate of * vials of Product in two deliveries. The number of vials in each of the subsequent batches and the specified Delivery Dates for delivery will be determined by Repligen in its sole discretion, except that such final Delivery Date shall not extend beyond September 30, 2007. Repligen will accept delivery of these batches of Product on any business day within a 30 calendar day window prior to the specified Delivery Date. Repligen shall provide CRC at least six months’ prior written notice of the Delivery Dates and the number of vials per delivery. Repligen shall pay CRC $* per vial within 10 business days following delivery of each of the batches of Product.

5.	Repligen shall pay to CRC a royalty payment in the amount of the greater of *% of Net Revenues per vial or $* per vial from the sale or transfer for consideration of these * vials of Product. This royalty period shall be termed the “Initial Period” and shall run from the first sale or transfer for consideration of Product from the vials delivered by September 15, 2005 and shall continue until the earlier of (i) the sale by Repligen of these * vials of Product, or (ii) the expiration of these * vials of Product. Such payments shall be made quarterly within 20 business days of the end of each calendar quarter and shall be calculated in accordance with GAAP (accrual based accounting) to be reconciled in the following quarter. In the event Repligen fails to make such payments when due, Repligen shall have three business days to cure such failure following written notice from CRC. In the event of any dispute between the Parties as to whether Repligen is in breach, such dispute shall be resolved pursuant to Section L herein. Should Repligen fail to make any such payment ordered by the arbitration panel appointed by the Parties in the Arbitration (the “Arbitration Panel”) within five business days of receipt of such an order, CRC shall be relieved of any further obligations under the Settlement Agreement until such payment is received.

6.	During the Initial Period, CRC shall pay to Repligen $* per vial on all transfers by CRC of any secretin product to a third party (other than transfers made by CRC for no consideration as part of an FDA-regulated clinical trial or GMP-related testing). During the Initial Period, CRC shall not market, sell, or otherwise transfer to any third party its own pSecretin product (other than as part of an FDA-regulated clinical trial or GMT-related testing), but such exclusion shall not prohibit CRC’s ability to market, sell, or otherwise transfer for consideration its hSecretin product. After the Initial Period, CRC shall pay Repligen $* per vial on all such transfers of the next * vials of any and all forms of CRC’s secretin products (other than transfers made by CRC for no consideration as part of an FDA-regulated clinical trial or GUT-related testing). Such payments shall be made quarterly within 20 business days of the end of each calendar quarter and shall be calculated in accordance with GAAP (accrual based accounting) to be reconciled in the following quarter.

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7.	In the event CRC fails to deliver Product on a scheduled Delivery Date or provide replacement vials within 60 days of notice pursuant to Section F(5) herein (the “Replacement Date”), CRC shall make incremental payments (“Delay Fees”) as liquidated damages to Repligen. The parties recognize that the actual damages to Repligen as a result of any failure by CRC to make timely delivery, or replacement, including, without limitation, reputational damages to Repligen should it face an out-of-supply situation, will be difficult to calculate. Delivery of the Product on any date during the first 30 days after the scheduled Delivery Date or Replacement Date will result in a Delay Fee of $* per such calendar day. Delivery of the Product from 31 to 60 days after the scheduled Delivery Date or Replacement Date will result in a Delay Fee of $* per such calendar day. Delivery of the Product from 61 to 90 days after the scheduled Delivery Date or Replacement Date will result in a Delay Fee of $* per such calendar day. Such payments shall be made on a weekly basis, on the Wednesday of the week following the date on which any such Delay Fee is incurred.

8.	In the event of CRC’s failure to make any Delay Fee payments or quarterly per vial payments (including any Material Variance payments owed by CRC based on an audit under Section H of this Settlement Agreement) owed by CRC to Repligen within 5 business days after the required payment date, Repligen shall provide written notice to CRC following such failure. Upon receipt of such notice, CRC shall have three business days to cure such failure. CRC’s failure to cure within that three business day period shall entitle Repligen to the remedies set forth in Paragraphs C and D below.

9.	CRC’s failure to perform its Product delivery obligations under this Settlement Agreement within 90 days of a scheduled Delivery Date or Replacement Date shall entitle Repligen to the remedies set forth in Paragraphs C and D below.

10.	CRC hereby acknowledges and agrees that CRC’s obligations under the Settlement Documents are Repligen’s valuable consideration for settling its claims in Arbitration against CRC. CRC further acknowledges and agrees that Repligen will be irreparably harmed in its ability to recover its consideration for settling the Arbitration if CRC commits a Security Default, as defined in Paragraph C, or an Escrow Default, as defined in Paragraph D, and therefore specific performance of Repligen’s entitlement to exercise its remedies (including foreclosure) with respect to its security interest in the Collateral and the release of the Transfer Documents from escrow is a mutually agreed upon, reasonable measure of damages for CRC nonperformance.

C.	Security Agreement

1.	As security for CRC’s performance of its obligations under this Settlement

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Agreement and the other Settlement Documents, CRC shall grant Repligen a valid and perfected first priority security interest in the Collateral, as that term is defined in the Security Agreement. The grant of a security interest will be made pursuant to the Security Agreement, which CRC will execute and deliver to Repligen. The Security Agreement provides, among other things, that Repligen shall have the right to exercise all remedies provided for under the Uniform Commercial Code and other applicable law, including the right to foreclose thereon, in the event of a Security Default. A Security Default is defined to mean any of the following: (i) CRC’s failure to make any Delay Fee payment or any other payments owed by CRC to Repligen under Section B of this Settlement Agreement, including any Material Variance payments owed by CRC based on an audit under Section H of this Settlement Agreement, within 5 business days after the due date (and the expiration of the applicable 3 day cure period); (ii) CRC’s failure to deliver Product within 90 days of the Delivery Date or Replacement Date in accordance with the terms of this Settlement Agreement; (iii) CRC’s failure to maintain all necessary regulatory approval for the Collateral that materially affects Repligen’s rights in the Collateral; (iv) any CRC act, other than as required pursuant to applicable law, rule, regulation, or governmental order that materially impairs Repligen’s rights herein to market the Product; (v) CRC’s breach of its obligations under Paragraphs G(2) through G(4) herein; or (vi) CRC’s insolvency or bankruptcy; or (vii) a Change in Control.

2.	All filings (including the filing of UCC financing statements), recordations, and searches (including UCC searches) necessary or desirable in connection with the security interest referred to above shall have been duly made, and CRC shall represent and warrant that it has not transferred or granted a security interest in the Collateral to any other person or entity.

D.	Escrow Agreement

1.	CRC shall execute and deliver the Transfer Documents, as that term is defined in the Escrow Agreement, to the Escrow Agent. The Parties agree that the purpose of executing and delivering the Transfer Documents to the Escrow Agent is to ensure that the Escrow Agent is in possession of all documents necessary to (a) transfer and assign the NDAs to Repligen, (b) enable Repligen to manufacture commercially and sell any forms of secretin covered by the NDAs, and (c) transfer to Repligen title to all pSecretin and hSecretin drug substance and drug product in CRC’s possession in the event of an Escrow Default. The Parties further agree that the Arbitration Panel may order that CRC deliver to the Escrow Agent any additional documents that may be necessary to effectuate the purpose set forth in the foregoing sentence.

2.	CRC, Repligen, and the Escrow Agent shall enter into the Escrow Agreement, pursuant to which CRC shall deposit the Transfer Documents with the Escrow Agent.

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3.	The Escrow Agreement provides that the Escrow Agent shall release the Transfer Documents to CRC on the tenth business day following the date on which the Escrow Agent has received from Repligen written certification that CRC has satisfied in full all delivery and payment obligations under this Settlement Agreement, such certification to occur no later than 10 business days following such satisfaction and to be provided simultaneously to CRC. In the event Repligen fails to make such certification, CRC shall have the right to request that the Arbitration Panel compel such certification.

4.	The Escrow Agreement provides that the Escrow Agent shall release the Transfer Documents to Repligen according to the terms of the Escrow Agreement after the Escrow Agent has received written notice from Repligen (such notice to be provided simultaneously to CRC) that an Escrow Default has occurred. CRC may forestall release of the Transfer Documents by requesting a review by the Arbitration Panel as set forth in Section D(5) below. An Escrow Default is defined to mean any of the following: (i) CRC’s failure to make any Delay Fee payments or any other payments owed by CRC to Repligen under Section B of this Settlement Agreement, including any Material Variance payments owed by CRC based on an audit under Section H of this Settlement Agreement within 5 business days after the due date (and the expiration of the applicable 3 business day cure period); (ii) CRC’s failure to deliver product within 90 days of the Delivery Date or Replacement Date in accordance with the terms of this Settlement Agreement; (iii) CRC’s failure to maintain all necessary regulatory approval for the Collateral that materially affects Repligen’s rights in the Collateral; (iv) any CRC act, other than as required pursuant to applicable law, rule, regulation, or governmental order that materially impairs Repligen’s rights herein to market the Product; (v) CRC’s breach of its obligations under Paragraphs G(2) through G(4) herein; (vi) the taking of any administrative action by the FDA that has subjected or that will subject CRC to the FDA’s Applications Integrity Policy or the debarment of CRC or any of its officers or employees under the debarment provisions of the Federal Food, Drug, and Cosmetic Act, or the taking of any court action by the FDA or other governmental agency against CRC or its principals, which administrative or court action will materially impair, or has materially impaired, the NDAs or Repligen’s ability to market the Product; (vii) CRC’s insolvency or bankruptcy; (viii) a Change in Control; or (ix) CRC’s attempt to transfer, assign, license, option, or provide any other legal or equitable interest in the NDAs to a third party without Repligen’s written authorization.

5.	Upon receipt of a notice sent by Repligen to the Escrow Agent that an Escrow Default has occurred, CRC shall have the right to request that the Arbitration Panel review such request to determine if delivery of the

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Transfer Documents to Repligen is warranted under the terms of the Settlement Agreement. The Escrow Agreement shall provide that the Escrow Agent make no release until the Arbitration Panel issues its ruling on CRC’s request. The Parties hereby acknowledge Repligen’s urgent need for a prompt release from escrow when warranted under the terms of the Settlement Agreement. As such, any request from CRC that the Arbitration Panel review such a notice sent by Repligen to the Escrow Agent must be delivered to the Escrow Agent and submitted to the Arbitration Panel within five business days of receipt from Repligen of notification of an Escrow Default, except that a notice of default of the type set forth in D(4)(ii) shall require CRC to request review from the Panel within three business days of receipt from Repligen of notification, or will be deemed to have been waived. The Escrow Agent shall stay delivery of the Transfer Documents upon receipt of any such a request pending his receipt of instructions to act in the form of a written order or judgment from the Arbitration Panel, a federal or state court within the Commonwealth of Massachusetts (a “Massachusetts Court”), or in the form of a written agreement signed by both Parties, at which time he shall act pursuant to any such instruction. If Repligen has requested the release for CRC’s failure to perform its delivery obligations under this Settlement Agreement within 90 days after a scheduled Delivery Date, CRC will continue to accrue further Delay Fees of $* per calendar day for each day that Product is not delivered to Repligen beyond 90 days after the scheduled Delivery Date, subject to the final determination of such dispute by the Arbitration Panel or a Massachusetts Court.

6.	The Parties shall jointly request that the Arbitration Panel resolve any such dispute on an urgent basis. If, and only if, the Arbitration Panel notifies the Parties that it is unwilling or unable to hear such dispute within 10 business days of receiving such request, the Parties agree that the dispute may be taken to a Massachusetts Court for resolution on an expedited basis and hereby waive their right to a jury trial with respect to any claim arising out of any dispute in connection with the Settlement Documents, waive any objection to jurisdiction or venue, and further waive any right of appeal. The parties agree that time is of the essence with respect to any review by the Arbitration Panel or Massachusetts Court, and agree to jointly seek an expedited ruling and, as necessary, judgment. The requested relief shall include a request that the Arbitration Panel or Massachusetts Court provide notice to be communicated to the Escrow Agent directing him as to whether Repligen has a right to receive the Transfer Documents from the Escrow Agent. The Escrow Agent shall be instructed in the Escrow Agreement to comply with the resolution directed by the Arbitration Panel or a Massachusetts Court.

7.	Upon release of the Transfer Documents to Repligen in accordance with this Section, CRC shall execute all documents necessary to enable Repligen’s immediate entitlement to manufacture and commercialize any forms of secretin covered by the NDAs.

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E.	Regulatory

1.	Immediately upon execution of this Settlement Agreement, CRC shall, at its own expense, take all necessary and required steps with the FDA to change the name of the Product back to SecreFloTM, such steps to include, but not be limited to the filing of a submission with the FDA within three business days following execution of this Settlement Agreement substantially in the form attached hereto as Exhibit C, and take all other steps necessary to maintain Product approval so that the SecreFloTM trade name is listed in FDA’s electronic Orange Book (Approved Drug Products With Therapeutic Equivalence Evaluations) and in the NDC Directory. CRC shall further provide Repligen with copies of all documentation related thereto, and shall permit Repligen’s FDA regulatory attorney to have input into such documentation and to participate in all communications (including without limitation telephone conferences and meetings) with the FDA related to the subject matter of this Paragraph. CRC shall inform Repligen in writing of the status of regulatory process with respect to above-described trade name change and other steps necessary to maintain approval by no later than June 1, 2005.

2.	The pendency of the FDA’s determination of the name change application provided for in the preceding Paragraph E(1) shall not suspend CRC’s delivery obligations pursuant to Sections B(3) and B(4) above. The Parties further agree to the following concerning the possibility that the FDA may reject the use of the trade name SecreFlo™:

a.	CRC shall request that at least * nominal vials of Product be manufactured in connection with the Initial Amount. CRC shall maintain those vials in excess of * in an unlabelled state for the purpose of supplying Repligen with Product labeled SecreMax™ rather than SecreFlo™ in the event that the FDA rejects the use of the trade name SecreFlo™.

b.	In the event that the FDA rejects the use of the trade name SecreFlo™ for the Product, CRC shall supply Product in the amounts set forth in Paragraphs B(3) and B(4) labeled with the trade name SecreMax™ (and a package insert in all other respects consistent with Paragraph F(4) below). Within ten days of CRC’s receipt of notice that the FDA has rejected the use of the trade name SecreFlo™, CRC shall replace any unused SecreFlo™ in Repligen’s inventory with any Product in CRC’s inventory that can be labeled with the SecreMax™ trade name. Within sixty days of CRC’s receipt of such notice, CRC shall replace any remaining unused SecreFlo™ in Repligen’s inventory with Product labeled with the SecreMax™ trade name. Furthermore, Repligen shall not be obligated to compensate CRC for any such replacement inventory.

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c.	In the event that the FDA rejects the use of the trade name SecreFlo™ for the Product, Repligen may, at its sole option, obtain at no cost the exclusive rights in and title to the trade name SecreMax™, in accordance with the provisions of Section 1(2) herein.

Both Parties acknowledge that Repligen’s ability to continue to sell Product with the trade name SecreFlo™ is an important component of Repligen’s consideration for settling the Arbitration that is difficult to value. In the event that the FDA rejects the use of the trade name SecreFlo™ for the Product and Repligen is thereby faced with an out-of-supply situation and compelled to market the Product as SecreMax™, the Parties shall meet and confer concerning this issue, and if unable to resolve their differences within 10 days, either Party may request that the Arbitration Panel intervene pursuant to Section L(1) of this Settlement Agreement in order to consider an appropriate remedy.

3.	CRC hereby represents and covenants that it has complied, and will comply, with all laws, including without limitation all applicable rules and regulations, relating to regulatory approval of the Product.

4.	Repligen hereby represents and covenants that it has complied, and will comply, with all laws, including without limitation all applicable rules and regulations relating to marketing and distribution of the Product. In the event Repligen fails to comply with such laws, rules, or regulations, Repligen shall have five business days to cure such failure following written notice from CRC. In the event of any dispute between the Parties as to whether Repligen is in breach, such dispute shall be resolved pursuant to Section L herein.

5.	CRC shall maintain all FDA approvals and Orphan Drug designations related to the NDAs and the Product throughout the term of this Settlement Agreement at the sole expense of CRC. Repligen shall have the right and ability, upon any failure by CRC to so maintain such approvals and designations, to maintain such approvals and designations at CRC’s expense. Repligen shall have the right to offset such expenses against any payment(s) due to CRC.

6.	Commencing on the date of this Settlement Agreement, CRC shall promptly (but in no event later than five business days following receipt thereof) forward to Repligen complete and unredacted copies of any and all written communications and documentation to or from the FDA related to the Product at any time during the term of the Initial Period.

7.	CRC shall provide all required regulatory and medical support for Repligen’s marketing, sales and distribution activities relating to the Product.

8.	Repligen shall maintain, follow, and provide to CRC, any and all of Repligen’s SOP(s) relating to the handling of customer inquiries in

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connection with SecreFlo™, including any reports of adverse events, that comply with all applicable rules and regulations relating to regulatory approval and post-marketing regulatory obligations for the Product. Repligen shall further provide to CRC on a quarterly basis (within 10 business days of the close of each quarter) post-marketing surveillance distribution information relating to SecreFlo™ in the form attached hereto as Exhibit D.

F.	Product Inventory

1.	CRC shall immediately inform Repligen if it has any reason to believe that previously released Product is no longer saleable or non-conforming with specifications or any applicable laws or regulations. CRC shall promptly provide Repligen complete and unredacted copies of any documentation relating to any such issue.

2.	Upon any failure of CRC to supply Product as required under this Settlement Agreement, CRC shall cooperate with Repligen to provide Repligen with alternate means and any and all required enablement to obtain the deliveries of Product specified in Section B of this Settlement Agreement. Such efforts, and the use of such other means, shall in no way limit Repligen’s remedies for such failure.

3.	Within ten days of CRC’s receipt of Repligen’s request for the second and third deliveries of Product, CRC will confirm in writing delivery by Repligen’s requested Delivery Date. CRC will immediately inform Repligen thereafter if any delay in delivery may be expected and provide Repligen with documentation related to any such delay. CRC’s notice of such delay will in no way diminish Repligen’s remedies for CRC’s default on its obligation to provide Product by the Delivery Date.

4.	All Product delivered by CRC shall be labeled with the SecreFlo™ trade name (except as provided for under Section E(2)) and with a new NDC number and shall have at least 12 months shelf-life remaining prior to expiration at time of release. Delivery of Product to Repligen shall occur within 15 calendar days of release and shall be accompanied by a package insert that reflects the wording as submitted to FDA on March 15, 2004, as attached hereto as Exhibit E, except that all instances of SecreMax™ will be replaced with SecreFloTM, and the statement “SecreFlo™ is a registered trademark of Repligen Corporation, Waltham, MA” will be included in place of the SecreMax™ trademark statement. In addition, the ChiRhoClin logo on the vial label and the box for the Product shall be replaced with the Repligen logo. CRC will provide Repligen with a draft copy of the revised package insert by at least May 15, 2005.

5.	Promptly upon regulatory release of the Product, CRC shall deliver to Repligen a copy of the Certificate of Analysis. Repligen shall have the

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right to reject any Product if the related Certificate of Analysis shows the Product is non-conforming with specifications or any applicable laws or regulations or non-saleable and CRC shall bear the cost of return and replacement of such Product. Repligen shall provide written notice to CRC of the rejection and the bases therefor. CRC shall replace any Product found to be defective or non-conforming, whether currently in Repligen’s inventory from SecreFlo™ batch #1746-4 or delivered to Repligen pursuant to Section B(3) and B(4) above, within 5 business days after receipt of written notice thereof from Repligen with any available vials of Product from lots with at least 30 days of shelf-life remaining upon the date of replacement. CRC shall further replace within 60 days after receipt of such written notice any remaining vials of defective or non-conforming product. Replacement of defective or non-conforming Product shall not relieve CRC of the obligation to pay any and all Delay Fees. CRC shall not be responsible for the cost of replacement of Product for any defects to the Product following release that is caused by the negligence of Repligen, its distributors, wholesalers, shippers, or customers in the storage, shipping, or handling of the Product or for any Delay Fees solely attributable to such negligence by Repligen, its distributors, wholesalers, shippers, or customers.

6.	CRC will have sole responsibility and liability for all expenses associated with the recall and destruction of Product which is found to be non-saleable for reasons attributable to CRC or any of its contractors or agents or becomes non-saleable as a consequence of defects occurring during manufacture.

G.	Public Statements

1.	Repligen may provide to its customers answers set forth in the mutually agreed upon frequently asked questions (“FAQ”) document attached hereto as Exhibit F.

2.	Repligen and CRC shall not disparage each other or each other’s products, whether in public or private. Any factual statements contained in labeling approved by FDA or advertising submitted to FDA shall be expressly permitted and shall not constitute disparagement. Any such labeling or advertising shall be provided to either Party upon request of the other Party.

3.	Repligen shall have the exclusive right to issue a press release regarding the settlement of the Arbitration in the form attached hereto as Exhibit G and to make public statements that are not inconsistent with that press release. CRC shall make no such statements or releases.

4.	Repligen shall have the right to make public statements or press releases regarding the Product and the pSecretin NDA for all purposes, indications and applications, such statements to be consistent with Paragraph 2 above.

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During the Initial Period, CRC shall not issue any press releases regarding the Product and the pSecretin NDA without the written consent of Repligen, and any public statements will be consistent with Paragraph 2 above.

H.	Audit Right

1.	Each of the parties shall have the right once during each calendar year, up to and including one year after CRC and Repligen have completed all of their respective obligations under this Settlement Agreement and the Settlement Documents, to inspect, or have an agent, accountant, or other representative inspect, during normal business hours, and upon reasonable advance notice (not less than 14 days), such books, records, drug transfer records, and other supporting data of the other party as may be reasonably necessary to verify such other party’s sales and revenue. As part of any such audit, the inspecting party shall be provided with authorization to inspect any necessary documentation from the other party’s distributors, wholesalers, shippers or any other contractor performing similar functions.

2.	If a discrepancy of greater than *% is discovered between the amount of payments made pursuant to payment obligations contained in Section B of this Settlement Agreement and the results of an audit under the preceding paragraph, the auditing party may provide the other party with written notice of any such “Material Variance.” Such notice shall contain a specific description of the discrepancy. Any party receiving such notice shall have 3 business days to cure the Material Variance.

I.	Ownership Rights, Interests, Non Assignability

1.	CRC shall have no right, license, right to receive royalties or other interest in or to Repligen’s products. After the term of this Settlement Agreement expires, provided that CRC has not defaulted on any obligations under the Settlement Documents, Repligen shall have no right, license, right to receive royalties or other interest in or to CRC’s products.

2.	Repligen shall retain ownership of all trademarks and service marks of Repligen, including all vial, carton, and insert artwork used in connection with the Product. CRC shall not use, now or in the future, any intellectual property of Repligen, including but not limited to the trademark SecreFlo™ and associated trade dress. This prohibition shall not prevent CRC from referencing the name SecreFlo™ with regard to any required regulatory activity concerning the Product.

3.	During the term of the Escrow Agreement and Security Agreement, CRC shall be prohibited from licensing or otherwise assigning to any third party any rights to the NDAs, its hSecretin product, the Product, the underlying patents, patent applications, or any related intellectual property, whether by

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merger or otherwise, without the written consent of Repligen. Any change in ownership of any of the NDAs or a Change in Control of CRC shall be a default under the Settlement Documents.

4.	CRC shall not have the right to assign its rights or obligations under this Agreement or the other Settlement Documents, whether by merger or otherwise, without the prior written consent of Repligen.

J.	Insurance, Indemnification

1.	The Parties shall maintain the insurance obligations set forth in the September 30, 1999 Licensing Agreement, provided, however, that each party shall maintain product liability insurance coverage in the amount of $*.

2.	CRC agrees to indemnify Repligen and hold it harmless against any claims, demands, suits, liabilities, losses, expenses (including reasonable attorneys fees), damages, or recoveries that may be incurred by reason of CRC’s breach of any of CRC’s obligations under the terms of the Settlement Documents.

3.	Repligen agrees to indemnify CRC and hold it harmless against any claims, demands, suits, liabilities, losses, expenses (including reasonable attorneys fees), damages, or recoveries that may be incurred by reason of Repligen’s breach of any of Repligen’s obligations under the terms of the Settlement Documents.

K.	Force Maieure

1.	The obligation of the Parties under this Settlement Agreement shall be suspended by the occurrence of such unforeseeable events beyond the control of the Parties as acts of God, war, mobilization, riot, sabotage, explosion, fire or other casualty, a generalized and nation-wide inability to obtain suitable and sufficient materials, or law or regulation restricting performance, provided, however, that each Party shall take reasonable measures to remove the disability and resume operation at the earliest possible date and such suspension shall last only so long as a Party shall be unable to perform as a result of such event or circumstance. Notwithstanding the foregoing, the obligations of CRC shall not be suspended for failures of third party manufacturers to deliver product on time or other such foreseeable complications, setbacks, delays, failures, etc., including without limitation manufacturing, testing, release, quality control, quality assurance problems whether experienced by CRC or any of CRC’s contractors and CRC shall at all times endeavor to resolve any such problems.

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L.	Arbitration/Disvute Resolution

1.	The Arbitration Panel shall have exclusive jurisdiction over the Arbitration and the performance by each of the Parties of their respective obligations under the Settlement Documents (except under the circumstances described in Paragraph D(6) of this Settlement Agreement). Upon any dispute or breach of this Settlement Agreement or the other Settlement Documents by any Party, the other Party shall have the right to proceed promptly and directly to such Arbitration Panel for resolution of such dispute or breach. The Arbitration Panel’s jurisdiction shall extend solely to the determination of the performance of the obligations of the parties under the terms of the Settlement Documents.

2.	In the event of the death, disability, incapacity, or then-existing conflict of interest of one or more of the members of the Arbitration Panel, the arbitrator(s) shall be replaced as follows: in the event Mr. * is unavailable, Mr. * and Mr. * at their sole discretion shall select a substitute arbitrator; in the event Mr. * is unavailable, CRC shall select the substitute arbitrator; in the event Mr. * is unavailable, Repligen shall select the substitute arbitrator. In the event that any chosen substitute arbitrator becomes unavailable, a replacement shall be chosen in the same manner as was the unavailable substitute.

3.	Upon execution of the Settlement Documents, the Parties shall immediately and jointly notify the American Arbitration Association that the Arbitration is concluded and dismissed with prejudice, subject to the Arbitration Panel’s continuing jurisdiction for the reasons stated in the Settlement Documents.

4.	This Settlement Agreement and the other Settlement Documents, and any dispute arising therefrom, shall be construed and governed in accordance with the internal substantive laws of the Commonwealth of Massachusetts (without regard to choice of law provisions thereof).

5.	In the event of a dispute between the Parties or their affiliates related to or arising under the Settlement Documents or in the event either Party is found to have breached any provision of this Settlement Agreement or the other Settlement Documents, then the non-prevailing party shall immediately, upon final determination of such dispute or breach by the Arbitration Panel or a Massachusetts Court, pay all fees, costs and expenses arising from any such breach or dispute (including, without limitation, enforcement fees, costs and expenses incurred by the prevailing party). Except as provided for above, each Party will bear its own fees, costs, and expenses incident to the Arbitration.

M.	Release

1.	Upon final execution of all of the Settlement Documents, Repligen and CRC release each other, their respective directors, officers, agents,

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attorneys, and employees from each and every right, claim, debt, demand, liability, and cause of action whatsoever between them existing as of the date hereof, including but not limited to any and all matters within the pleadings of the Arbitration; provided that nothing shall release any claims which may arise under this Settlement Agreement or the other Settlement Documents. Upon release, the Parties shall immediately notify the American Arbitration Association that the Arbitration is concluded and dismissed with prejudice, subject to the Arbitration Panel’s continuing jurisdiction for the reasons stated in the Settlement Documents.

2.	No Party to this Settlement Agreement, by reason of agreeing to be a Party to this Agreement, admits any liability or wrongdoing of any sort, and the Parties state further that this Settlement Agreement is made as a compromise to extinguish all rights as expressly set forth in the preceding paragraph, to avoid expense, and to terminate and release all claims, known or unknown, in any way arising from or connected with the facts and circumstances underlying or preceding the Arbitration or arising from or connected with any and all previous agreements between the parties.

N.	Miscellaneous

1.	The Settlement Documents contain all the terms agreed upon by the Parties with respect to the subject matters contained therein and supersede all prior oral or written agreements, commitments, or understandings with respect to such matters. These Documents may be amended only by a written instrument signed by the Party against whom enforcement or any waiver, change, modification, extension or discharge is sought.

2.	All notices and other communications required or permitted to be given under or by reason of this Settlement Agreement shall be in writing and shall be deemed to have been duly given on the date of personal delivery to or on the date of receipt at the addresses set forth below or at such other address as may be specified in writing by the Party to whom notice is to be given. If mailed by first-class, postage prepaid, registered mail, return receipt requested or overnight delivery, such written notices shall be deemed to have been received as of the date set forth on the return receipt or delivery confirmation notice. Notices, demands, and communications will, unless another address is specified in writing, be sent to the persons and at the addresses indicated below:

To Repligen:

Walter C. Herlihy, Ph.D.

President, Chief Executive Officer

Repligen Corporation

41 Seyon Street

Building 1, Suite 100

Waltham, MA 02453

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Copy (which shall not constitute notice) to:

Joseph L. Kociubes, Esq.

Bingham McCutchen LLP

150 Federal Street

Boston, MA 02110

To CRC:

Edward D. Purich, Ph.D.

Chief Executive Officer

ChiRhoClin, Inc.

4000 Blackburn Lane

Suite 270

Burtonsville, MD 20866

Copy (which shall not constitute notice) to:

Edward J. Allera, Esq.

Buchanan & Ingersoll PC

1776 K Street, N.W.

Suite 800

Washington, D.C. 20005-2365

3.	No waiver of any default by either Party to this Settlement Agreement shall be implied from any omission by any other Party to take any action in respect of such default if such default continues or is repeated. No express waiver of any default shall affect any default or cover any period of time other than the default and period of time specified in such express waiver. One or more waivers of any default in the performance of any term, provision, or covenant contained in this Settlement Agreement shall not be deemed to be a waiver of any subsequent default in the performance of the same term, provision, or covenant of any other term, provision or covenant contained in this Agreement. The consent or approval by either Party to or of any act or request by any other Party requiring consent or approval shall not be deemed to waive or render unnecessary the consent to or approval of any subsequent similar acts or requests. The rights and remedies given to any Party shall be deemed to be cumulative and no such rights and remedies shall be exclusive of any of the others, or of any other right or remedy at law or in equity which any such Party might otherwise have by virtue of a default under this Settlement Agreement, and the exercise of one such right or remedy by any such Party shall not impair such Party’s standing to exercise any other right or remedy.

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4.	Any provision of this Settlement Agreement that is illegal, prohibited, or unenforceable (in whole or in part) in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, voidness, prohibition, or unenforceability without invalidating the remaining part of such provision or any other provision of this Settlement Agreement. Any such illegality, voidness, prohibition, or unenforceability in any jurisdiction shall not invalidate or render illegal, void, or enforceable any such provision (in whole or in part) in any other jurisdiction.

5.	Upon the execution of the Settlement Documents, the Parties shall return, destroy, or delete within 30 days all documents, including electronic versions found on computer disks or within the active computer files of any party or their counsel, produced by the other party in relation to the Arbitration. The parties shall certify in writing that all such documents have been returned, destroyed, or deleted.

6.	CRC shall pay the $750,000 payment and any Delay Fees incurred by wire transfer to Repligen. All other payments provided for herein may be made by check.

7.	This agreement may be executed in one or more counterparts (including by facsimile), none of which need contain the signature of more than one party, and all of which taken together will constitute one and the same agreement.

CHIRHOCLIN, INC.		REPLIGEN CORPORATION

By:	/s/ Edward D. Purich	By:	/s/ Walter Herlihy
Name:	Edward D. Purich	Name:	Walter Herlihy
Title:	President/CEO	Title:	President & CEO

As of May 9, 2005

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Exhibit A

SECURITY AGREEMENT

This Security Agreement (this “Security Agreement” or this “Agreement”) is made this day of May 9, 2005, between ChiRhoClin, Inc., a Maryland corporation (“CRC”), and Repligen Corporation, a Delaware corporation (“Repligen,”, and together with CRC, the “Parties”).

WHEREAS, CRC has entered into a Settlement Agreement dated as of May 9, 2005 (the “Settlement Agreement”), with Repligen, pursuant to which the Parties have agreed to resolve certain claims set forth in an Arbitration (as defined in the Settlement Agreement); and

WHEREAS, it is a condition precedent to Repligen’s agreement to settle the Arbitration against CRC under the Settlement Agreement that CRC execute and deliver to Repligen a security agreement in substantially the form hereof; and

WHEREAS, CRC wishes to grant a security interest in favor of Repligen as herein provided;

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. All capitalized terms used herein without definitions shall have the respective meanings provided therefor in the Settlement Agreement. The term “State”, as used herein, means the Commonwealth of Massachusetts. All terms defined in the Uniform Commercial Code of the State and used herein shall have the same definitions herein as specified therein. However, if a term is defined in Article 9 of the Uniform Commercial Code of the State differently than in another Article of the Uniform Commercial Code of the State, the term has the meaning specified in Article 9. The term “Obligation”, as used herein, means CRC’s obligation not to take any action or fail to take any action that would result in a Security Default, as defined in the Settlement Agreement. The term “Escrow Agreement”, as used herein, means the Escrow Agreement, dated as of May [    ], 2005, by and among Repligen, CRC, and [                    ], as Escrow Agent, a copy of which is attached hereto as Exhibit I.

2. Grant of Security Interest.

2.1 Grant; Collateral Description. CRC hereby grants to Repligen, to secure the Obligation, a security interest in and pledges and assigns to Repligen the following assets and rights of CRC, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (all of the same being hereinafter called the “Collateral”): all right, title and interest in and to the Transfer Documents, as defined in the Escrow Agreement, including, without limitation, all rights evidenced by, arising under, or associated with such Transfer Documents, and all pSecretin and hSecretin drug substance and drug product in CRC’s possession.

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2.2 Non-Transferable Collateral.

(a) The grant of the security interest contained in §2.1 shall not extend to, and the term “Collateral” shall not include, any directly held general intangibles, now or hereafter held or owned by CRC, to the extent, in each case, that (i) a security interest may not be granted by CRC in such directly held general intangibles as a matter of law, or under the terms of the governing document applicable thereto, without the consent of one or more applicable parties thereto; and (ii) such consent has not been obtained.

(b) The grant of the security interest contained in §2.1 shall extend to, and the term “Collateral” shall include, (i) any and all proceeds of such directly held general intangibles to the extent that the proceeds are not themselves directly held general intangibles subject to §2.2(a) and (ii) upon any such applicable party or parties’ consent with respect to any otherwise excluded directly held general intangibles being obtained, thereafter such directly held general intangibles.

(c) The provisions of §2.2(a) shall not apply to (i) directly held general intangibles to the extent that the restriction on CRC granting a security interest therein is not effective under applicable law or (ii) payment intangibles.

3. Authorization to File Financing Statements. CRC hereby irrevocably authorizes Repligen at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as described in §2.1; or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of the State or such other jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including whether CRC is an organization, the type of organization and any organizational identification number issued to CRC. CRC agrees to furnish any such information to Repligen promptly upon Repligen’s request. CRC also ratifies its authorization for Repligen to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

4. Other Actions. Further to insure the attachment, perfection and first priority of, and the ability of Repligen to enforce, Repligen’s security interest in the Collateral, CRC agrees, in each case at CRC’s expense, upon request of Repligen and at Repligen’s option, to take any and all other actions as Repligen may determine to be necessary or useful for the attachment, perfection and first priority of, and the ability of Repligen to enforce, Repligen’s security interest in any and all of the Collateral, including (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform

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Commercial Code of any relevant jurisdiction, to the extent, if any, that CRC’s signature thereon is required therefor; (b) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Repligen to enforce, Repligen’s security interest in such Collateral; (c) obtaining governmental and other third party waivers, consents and approvals in form and substance satisfactory to Repligen, including any consent of any licensor, lessor or other person obligated on Collateral and any party or parties whose consent is required for the security interest of Repligen to attach under §2.2; and (d) taking all actions under any earlier versions of the Uniform Commercial Code or under any other law, as reasonably determined by Repligen to be applicable in any relevant Uniform Commercial Code or other jurisdiction, including any foreign jurisdiction.

5. Representations and Warranties Concerning CRC’s Legal Status. CRC represents and warrants to Repligen as follows: (a) CRC’s exact legal name is that indicated on Schedule A attached hereto and on the signature page hereof; (b) CRC is an organization of the type, and is organized in the jurisdiction, set forth on Schedule A; (c) Schedule A accurately sets forth CRC’s organizational identification number or accurately states that CRC has none; and (d) Schedule A accurately sets forth CRC’s place of business or, if more than one, its chief executive office, as well as CRC’s mailing address, if different.

6. Covenants Concerning CRC’s Legal Status. CRC covenants with Repligen as follows: (a) without providing at least thirty (30) days prior written notice to Repligen, CRC will not change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one; (b) if CRC does not have an organizational identification number and later obtains one, CRC will forthwith notify Repligen of such organizational identification number; and (c) CRC will not change its type of organization, jurisdiction of organization or other legal structure.

7. Representations and Warranties Concerning Collateral, Etc. CRC further represents and warrants to Repligen as follows: (a) CRC is the owner of or has other rights in or power to transfer the Collateral, free from any right or claim of any person or any adverse lien, security interest or other encumbrance, except for the security interest created by this Agreement; (b) none of the Collateral constitutes, or is the proceeds of, “farm products” as defined in §9-102(a)(34) of the Uniform Commercial Code of the State; and (c) CRC has at all times operated its business in substantial compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances.

8. Covenants Concerning Collateral, Etc. CRC further covenants with Repligen as follows: (a) except for the security interest herein granted, CRC shall be the owner of or have other rights in the Collateral free from any right or claim of any other person or any lien, security interest or other encumbrance, and CRC shall defend the same against all claims and demands of all persons at any time claiming the same or any interests therein adverse to Repligen; (b) CRC shall not pledge, mortgage or create, or suffer to exist any right of any person in or claim by any person to the Collateral, or any security interest, lien or other

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encumbrance in the Collateral in favor of any person, or become bound (as provided in Section 9-203(d) of the Uniform Commercial Code of the State or any other relevant jurisdiction or otherwise) by a security agreement in favor of any person as secured party, other than Repligen; (c) CRC will keep the Collateral in good order and will not use the same in violation of law or any policy of insurance thereon; (d) CRC will permit Repligen, or its designee, to inspect the Collateral, wherever located, upon reasonable advance notice (not less than 14 days); (e) CRC will pay promptly when due all taxes, assessments, governmental charges and levies upon the Collateral or incurred in connection with the use of the Collateral or incurred in connection with this Agreement; (f) CRC will continue to operate its business in substantial compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances; and (g) CRC will not sell or otherwise dispose, or offer to sell or otherwise dispose, of the Collateral or any interest therein except for sales of inventory in the ordinary course of business.

9. Collateral Protection Expenses: Preservation of Collateral.

9.1 Expenses Incurred by Repligen. In Repligen’s discretion, Repligen may discharge taxes and other encumbrances at any time levied or placed on any of the Collateral and pay any necessary filing fees or insurance premiums, in each case if CRC fails to do so. CRC agrees to reimburse Repligen on demand for all expenditures so made. Repligen shall have no obligation to CRC to make any such expenditures, nor shall the making thereof be construed as a waiver or cure of any Security Default.

9.2 Repligen’s Obligations and Duties. Anything herein to the contrary notwithstanding, CRC shall remain obligated and liable under each contract or agreement comprised in the Collateral to be observed or performed by CRC thereunder. Repligen shall not have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by Repligen of any payment relating to any of the Collateral, nor shall Repligen be obligated in any manner to perform any of the obligations of CRC under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by Repligen in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to Repligen or to which Repligen may be entitled at any time or times. Repligen’s sole duty with respect to the custody, safe keeping and physical preservation of the Collateral in its possession, under §9-207 of the Uniform Commercial Code of the State or otherwise, shall be to deal with such Collateral in the same manner as Repligen deals with similar property for its own account.

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10. Power of Attorney.

10.1 Appointment and Powers of Repligen. CRC hereby irrevocably constitutes and appoints Repligen and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of CRC or in Repligen’s own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or useful to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of CRC, without notice to or assent by CRC, to do the following:

(a) upon the occurrence and during the continuance of a Security Default, and subject to the terms of the Escrow Agreement, generally to sell, transfer, pledge, make any agreement with respect to or otherwise dispose of or deal with any of the Collateral in such manner as is consistent with the Uniform Commercial Code of the State or any relevant jurisdiction and as fully and completely as though Repligen were the absolute owner thereof for all purposes, and to do, at CRC’s expense, at any time, or from time to time, all acts and things which Repligen deems necessary or useful to protect, preserve or realize upon the Collateral and Repligen’s security interest therein, in order to effect the intent of this Agreement, all no less fully and effectively as CRC might do, including (i) the filing and prosecuting of registration and transfer applications with the appropriate federal, state or local agencies or authorities with respect to trademarks, copyrights and patentable inventions and processes, and (ii) the execution, delivery and recording, in connection with any sale or other disposition of any Collateral, of the endorsements, assignments or other instruments of conveyance or transfer with respect to such Collateral; and

(b) to the extent that CRC’s authorization given in §3 is not sufficient, to file such financing statements with respect hereto, with or without CRC’s signature, or a photocopy of this Agreement in substitution for a financing statement, as Repligen may deem appropriate and to execute in CRC’s name such financing statements and amendments thereto and continuation statements which may require CRC’s signature.

10.2 Ratification by CRC. To the extent permitted by law, CRC hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and is irrevocable.

10.3 No Duty on Repligen. The powers conferred on Repligen hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Repligen shall be accountable only for the amounts that it actually receives as a result of the

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exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to CRC for any act or failure to act, except for Repligen’s own gross negligence or willful misconduct.

11. Rights and Remedies. If a Security Default shall have occurred and be continuing, and subject to the terms of the Escrow Agreement, Repligen, without any other notice to or demand upon CRC, shall have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the Uniform Commercial Code of the State or any other relevant jurisdiction and any additional rights and remedies as may be provided to a secured party in any jurisdiction in which Collateral is located, including the right to take possession of the Collateral, and for that purpose Repligen may, so far as CRC can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same therefrom. Repligen may in its discretion require CRC to assemble all or any part of the Collateral at such location or locations within the jurisdiction(s) of CRC’s principal office(s) or at such other locations as Repligen may reasonably designate. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Repligen shall give to CRC at least ten (10) business days prior written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made. CRC hereby acknowledges that ten (10) business days prior written notice of such sale or sales shall be reasonable notice. In addition, CRC waives any and all rights that it may have to a judicial hearing in advance of the enforcement of any of Repligen’s rights and remedies hereunder, including its right following a Security Default to take immediate possession of the Collateral and to exercise its rights and remedies with respect thereto.

12. Standards for Exercising Rights and Remedies. To the extent that applicable law imposes duties on Repligen to exercise remedies in a commercially reasonable manner, CRC acknowledges and agrees that it is not commercially unreasonable for Repligen (a) to fail to incur expenses reasonably deemed significant by Repligen to prepare Collateral for disposition or otherwise to fail to complete raw material or work in process into finished goods or other finished products for disposition; (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (c) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (d) to contact other persons, whether or not in the same business as CRC, for expressions of interest in acquiring all or any portion of the Collateral; (e) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (f) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets; (g) to dispose of assets in wholesale rather than retail markets; (h) to disclaim disposition warranties; (i) to purchase insurance or credit enhancements to insure Repligen against risks of loss, collection or disposition of Collateral or to provide to Repligen a guaranteed return from the collection or disposition of Collateral; or (j) to the extent deemed appropriate by Repligen, to obtain the services of

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brokers, investment bankers, consultants and other professionals to assist Repligen in the collection or disposition of any of the Collateral. CRC acknowledges that the purpose of this §12 is to provide non-exhaustive indications of what actions or omissions by Repligen would fulfill Repligen’s duties under the Uniform Commercial Code of the State or any other relevant jurisdiction in Repligen’s exercise of remedies against the Collateral and that other actions or omissions by Repligen shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this §12. Without limitation upon the foregoing, nothing contained in this §12 shall be construed to grant any rights to CRC or to impose any duties on Repligen that would not have been granted or imposed by this Agreement or by applicable law in the absence of this §12.

13. No Waiver by Repligen, etc. Repligen shall not be deemed to have waived any of its rights and remedies in respect of the Obligation or the Collateral unless such waiver shall be in writing and signed by Repligen. No delay or omission on the part of Repligen in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All rights and remedies of Repligen with respect to the Obligation or the Collateral, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as Repligen deems expedient.

14. Suretyship Waivers by CRC. Subject to the Escrow Agreement, CRC waives demand, notice, protest, notice of acceptance of this Agreement, notice of Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect to both the Obligation and the Collateral, CRC assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as Repligen may deem advisable. Repligen shall have no duty as to the collection or protection of the Collateral or any income therefrom, the preservation of rights against prior parties, or the preservation of any rights pertaining thereto beyond the safe custody thereof as set forth in §9.2. CRC further waives any and all other suretyship defenses.

15. Marshalling. Repligen shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligation or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, CRC hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of Repligen’s rights and remedies under this Agreement or under any other instrument creating or evidencing the Obligation or under which the Obligation is outstanding or by which the Obligation is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, CRC hereby irrevocably waives the benefits of all such laws.

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16. Proceeds of Dispositions; Expenses. CRC shall pay to Repligen on demand any and all expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by Repligen in protecting, preserving or enforcing Repligen’s rights and remedies under or in respect of the Obligation or any of the Collateral. After deducting all of said expenses, the residue of any proceeds of collection or sale or other disposition of Collateral shall, to the extent actually received in cash, be applied to the payment of the Obligation in such order or preference as Repligen may determine, proper allowance and provision being made for any Obligation not then due. Upon the final payment and satisfaction in full of the Obligation and after making any payments required by Sections 9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the State, any excess shall be returned to CRC. In the absence of final payment and satisfaction in full of the Obligation, CRC shall remain liable for any deficiency.

17. Notices. All notices and other communications required or permitted to be given under or by reason of this Agreement shall be in writing and shall be deemed to have been duly given on the date of personal delivery to or on the date of receipt at the addresses set forth in this § 17 or at such other address as may be specified in writing by the Party to whom notice is to be given. If mailed by first-class, postage prepaid, registered mail, return receipt requested, such written notices shall be deemed to have been received as of the date set forth on the return receipt. Notices, demands, and communications will, unless another address is specified in writing, be sent to the persons and at the addresses indicated below:

To Repligen:	Repligen Corporation 41 Seyon Street Building 1, Suite 100 Waltham, MA 02453 Attention: Walter C. Herlihy, Ph.D.

Copy (which shall not constitute notice) to:

Joseph L. Kociubes, Esq. Bingham McCutchen LLP 150 Federal Street Boston, Massachusetts 02110 Attention:

To CRC:	ChiRhoClin, Inc. 4000 Blackburn Lane Suite 270 Burtonsville, MD 20866 Attention: Edward D. Purich, Ph.D.

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Copy (which shall not constitute notice) to:
Edward J. Allera, Esq. Buchanan & Ingersoll PC 1776 K Street, N.W. Suite 800 Washington, D.C. 20005-2365

To Escrow Agent:	___________________________________ ___________________________________ ___________________________________ Attention: ___________________________

18. Entire Agreement; Amendment; Waiver. This Agreement, together with the Settlement Agreement and the Escrow Agreement, contains all the terms agreed upon by the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters. This Agreement may be amended only by a written instrument signed by the Party against whom enforcement or any change, modification, extension or discharge is sought. No waiver of any default by either Party shall be implied from any omission by the other Party to take any action in respect of such default if such default continues or is repeated. No express waiver of any default shall affect any default or cover any period of time other than the default and period of time specified in such express waiver. One or more waivers of any default in the performance of any term, provision, or covenant contained in this Agreement shall not be deemed to be a waiver of any subsequent default in the performance of the same term, provision, or covenant of any other term, provision or covenant contained in this Agreement. The consent or approval by either Party to or of any act or request by the other Party requiring consent or approval shall not be deemed to waive or render unnecessary the consent to or approval of any subsequent similar acts or requests. The rights and remedies given to the Parties shall be deemed to be cumulative and no such rights and remedies shall be exclusive of any of the others, or of any other right or remedy at law or in equity which any Party might otherwise have by virtue of a default under this Agreement, and the exercise of one such right or remedy by such Party shall not impair such Party’s standing to exercise any other right or remedy.

19. Severability. Any provision of this Agreement that is illegal, prohibited, or unenforceable (in whole or in part) in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, voidness, prohibition, or unenforceability without invalidating the remaining part of such provision or any other provision of this Agreement. Any such illegality, voidness, prohibition, or unenforceability in any jurisdiction shall not invalidate or render illegal, void, or enforceable any such provision (in whole or in part) in any other jurisdiction.

20. Headings. The headings of the sections and subsections of this Agreement are for purposes of reference only and do not evidence the intentions of the Parties.

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21. Governing Law; Consent to Jurisdiction. This Agreement and any dispute arising hereunder shall be construed and governed in accordance with the internal substantive laws of the Commonwealth of Massachusetts (without regard to the choice of law provisions thereof).

22. Dispute Resolution. The Arbitration Panel shall have exclusive jurisdiction over this Agreement and the performance by each of the parties of their respective obligations under this Agreement (except as otherwise described in Paragraph D(6) of the Settlement Agreement). Upon any dispute or breach of this Agreement by any Party, the other Party shall have the right to proceed promptly and directly to the Arbitration Panel for resolution of such dispute or breach. The Arbitration Panel’s jurisdiction shall extend solely to the determination of any rights or obligations or the performance of any rights or obligations of the parties under the terms of the Settlement Documents.

23. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), none of which need contain the signature of more than one Party, and all of which taken together will constitute one and the same Agreement.

24. Miscellaneous. The headings of each section of this Agreement are for convenience only and shall not define or limit the provisions thereof. This Agreement and all rights and obligations hereunder shall be binding upon CRC and its successors and permitted assigns, and shall inure to the benefit of Repligen and its successors and assigns.

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IN WITNESS WHEREOF, intending to be legally bound, CRC has caused this Agreement to be duly executed as of the date first above written.

CHIRHOCLIN, INC.

By:
Name:
Title:

Accepted:

REPLIGEN CORPORATION

By:
Name:
Title:

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CERTIFICATE OF ACKNOWLEDGMENT

COMMONWEALTH OR STATE OF _______________________	)
	)	ss.
COUNTY OF __________________________________________	)

On this      day of April, 2005, before me, the undersigned notary public, personally appeared                                     , proved to me through satisfactory evidence of identification, which were                                                  , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that (he)(she) signed it voluntarily for its stated purpose (as                              for ChiRhoClin, Inc., a Maryland corporation).

(official signature and seal of notary)

My commission expires:

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Schedule A

Chirhoclin’s Organization Identification Number is D03290723.

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Exhibit I

Escrow Agreement

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Exhibit B

ESCROW AGREEMENT

This Escrow Agreement (this “Escrow Agreement,” or this “Agreement”), is entered into as of the      day of May, 2005 by and among Repligen Corporation, a Delaware corporation (“Repligen”), ChiRhoClin, Inc., a Maryland corporation (“CRC”), and                             , as the escrow agent (the “Escrow Agent”, and together with Repligen and CRC, the “Parties”).

WHEREAS, Repligen and CRC have entered into a Settlement Agreement (the “Settlement Agreement”), dated as of May     , 2005;

WHEREAS, CRC has agreed to grant to Repligen a security interest in all of the Collateral (as such term is defined in the Security Agreement) subject to and in accordance with the terms of the Settlement Agreement and the Security Agreement, dated as of the date hereof, between Repligen and CRC (the “Security Agreement”);

WHEREAS, pursuant to the terms of the Settlement Agreement, CRC shall execute and deliver to the Escrow Agent the Transfer Documents (as defined below) to be held in escrow in accordance with the terms and conditions provided herein; and

WHEREAS, pursuant to the terms of this Agreement, the Escrow Agent shall deliver to Repligen or CRC, as the case may be, the Transfer Documents upon the conditions and at such times as provided for herein;

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements hereinafter set forth, the Parties, intending to be bound legally, agree as follows:

§ 1. Definitions. All capitalized terms used in this Escrow Agreement and not otherwise defined herein shall have the respective meanings ascribed to them in the Settlement Agreement.

§ 2. Transfer Documents.

(a) Initial Delivery to Escrow Agent. CRC shall execute and deliver to the Escrow Agent the following documents (collectively, the “Transfer Documents”), in either hard copy or electronic format, within 15 business days of execution of this Agreement:

(i) all documentation necessary to effectuate transfer to Repligen of CRC’s New Drug Applications #021256, #021209 and #021136 (the “NDAs”). Such transfer documentation shall comply with all applicable laws and regulations.

(ii) documentation evidencing express irrevocable exclusive Orphan Drug Designation for the drugs subject to the NDAs;

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(iii) documentation evidencing transfer from CRC to Repligen of the “right of reference” to all drug master files, which include all manufacturing documents, supporting the NDAs;

(iv) documentation containing express authorization from CRC to Repligen for Repligen to negotiate for commercial manufacture and related activities with all necessary contractors of CRC;

(v) all documentation required to transfer title to all pSecretin and hSecretin drug substance and drug product in CRC’s possession; and

(vi) express power of attorney authorizing Repligen to sign any other documents and take all necessary steps to fulfill transfer of the NDAs.

(b) Secondary Delivery to Escrow Agent. CRC will execute and deliver to the Escrow Agent the following documents (collectively, the “Transfer Documents”), in either hard copy or electronic format, by July 15, 2005:

(i) a copy of CRC’s New Drug Application No. #021256, including supplemental NDAs, made to and/or approved by the Food and Drug Administration (the “FDA”)in support of the marketing of hSecretin for human use (the “hSecretinNDA”);

(ii) a copy of CRC’s New Drug Applications #021209 and #021136, including supplemental NDAs, made to and/or approved by the FDA in support of the marketing of pSecretin for human use (the “pSecretin NDAs”); and

(iii) copies of complete NDA files including all correspondence to and from the FDA relating to the NDAs.

(c) Receipt by Escrow Agent. The Escrow Agent hereby acknowledges that the Escrow Agent shall receive and accept the Transfer Documents in escrow and agrees to hold and keep them in accordance with the terms and conditions hereof, and to deliver the Transfer Documents upon the occurrence of the conditions hereinafter set forth.

(d) Inspection Rights of Repligen. The Parties agree that, at the time of deposit, Repligen shall be permitted, at its sole option, to designate an outside consultant, agent, or counsel (specifically excluding Repligen’s litigation counsel in this arbitration, Bingham McCutchen LLP and Fred H. Nemeth, and specifically including Messrs. Scarlett and Dormer) to inspect and review the Transfer Documents delivered to the Escrow Agent for the purposes of confirming, to Repligen’s reasonable satisfaction, compliance with the provisions of §2(a) and (b) of this Agreement. Such independent consultant, agent, or counsel shall be required to execute a confidentiality agreement limited to preventing disclosure of any confidential trade secrets or manufacturing process information. The independent consultant, agent, or counsel shall notify all Parties of any missing items or pages of items, and CRC shall have 15 days from that notice to provide the items to the Escrow Agent.

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(e) Duty to Update. CRC shall update all Transfer Documents each calendar quarter by depositing any and all new documents that meet the definition of Transfer Documents with the Escrow Agent within fifteen (15) business days following the end of each quarter. In the event there are no new documents that meet the definition of Transfer Documents for such quarter, CRC shall deposit a letter with the Escrow Agent certifying to that fact.

(f) Delivery to Repligen. The Escrow Agent shall deliver the Transfer Documents to Repligen on the eighth business day following the date on which the Escrow Agent has received written notice from Repligen (such notice to be provided simultaneously to CRC) that an Escrow Default has occurred, except that the the Escrow Agent shall deliver the Transfer Documents to Repligen on the fourth business day following written notice of an Escrow Default under Section D(4)(ii) of the Settlement Agreement. The foregoing notwithstanding, in the event the Escrow Agent receives, within five (5) business days of receipt of Repligen’s notification (but within three (3) business days in the event of notification from Repligen of an Escrow Default under Section D(4Xii) of the Settlement Agreement), written notice from CRC (including by email) that CRC has requested that the Arbitration Panel review Repligen’s right to the Transfer Documents, the Escrow Agent shall stay delivery of the Transfer Documents pending his receipt of instructions to act in the form of an order or judgment from the Arbitration Panel or a federal or state court within the Commonwealth of Massachusetts, or in the form of a written agreement signed by Repligen and CRC, at which time he shall act pursuant to such instruction.

(g) Delivery to CRC. The Escrow Agent shall deliver the Transfer Documents to CRC on the tenth business day following the date on which the Escrow Agent has received from Repligen written certification that CRC has satisfied in full all delivery and payment obligations under the Settlement Agreement, such certification to occur no later than ten (10) business days following such satisfaction and to be provided simultaneously to CRC. In the event Repligen fails to make such certification, CRC shall have the right to request that the Arbitration Panel compel such certification.

§ 3. Escrow Agent.

§ 3.1 Duties. The Escrow Agent undertakes to perform all duties that are expressly set forth in this Agreement.

§ 3.2 Expenses. Compensation for the Escrow Agent will be allowed as agreed upon in writing by the Parties. Such fees and expenses shall be borne equally by CRC and Repligen.

§ 3.3 Indemnification. CRC and Repligen agree to indemnify and hold harmless the Escrow Agent, its officers, partners, employees, and agents against any and all costs, losses, claims, damages, liabilities, and expenses (including reasonable costs of investigation, court costs and attorney’s fees) that may be imposed upon the Escrow Agent in connection with its acceptance of appointment as Escrow Agent hereunder (except those arising out of the Escrow Agent’s failure to comply with the provisions of this Agreement or the gross negligence or willful misconduct of the Escrow Agent), including any litigation arising from this

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Agreement or involving the subject matter hereof, and all such costs and expenses shall be for the account of and shall be borne and paid equally by CRC and Repligen as a condition to termination of this Agreement.

§ 3.4 Resignation. The Escrow Agent reserves the right to resign as Escrow Agent at any time, provided thirty (30) days’ prior written notice is given to the other Parties. The other Parties reserve the right to remove the Escrow Agent upon mutual agreement at any time provided thirty (30) days’ prior written notice is given to the Escrow Agent. Upon resignation or removal, the Escrow Agent shall send the Transfer Documents, no later than the date of resignation or removal, to a party so designated by CRC and Repligen in writing. The Escrow Agent neither approves nor disapproves of this transaction, nor does it recommend for or against, nor does it have an opinion as to the legality or validity of, this transaction.

§ 3.5 Communications with Escrow Agent. Any and all communications with the Escrow Agent related to this Agreement or the transactions contemplated hereby, whether written or oral, shall be shared contemporaneously with all Parties. There shall be no ex parte communications with the Escrow Agent relating to the subject matter herein.

§ 4. Liabilities of Escrow Agent; Etc.

§ 4.1 Limitations. The Escrow Agent shall be liable only to accept, hold, and deliver the Transfer Documents as may be delivered to the Escrow Agent in accordance with the provisions of this Agreement and any amendments hereto, provided, however, that the Escrow Agent shall not incur any liability with respect to: (a) any action taken or omitted in good faith upon the advice of its counsel given with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Agreement; or (b) any action taken or omitted in reliance upon any instrument (including the execution, the identity, or authority of any person executing such instrument, its validity and effectiveness, and the truth and accuracy of any information contained therein) that the Escrow Agent shall in good faith believe to be genuine, to have been signed by a proper person or persons and to conform to the provisions of this Agreement.

§ 4.2 Collateral Agreements. The Escrow Agent shall not be bound in any way by any contract or agreement between the other Parties hereto, whether or not it has knowledge of any such contract or agreement or of its terms or conditions.

§ 5. Termination. This Agreement shall terminate only upon delivery by the Escrow Agent of the Transfer Documents in accordance with the terms of this Agreement or upon the written agreement of CRC and Repligen.

§ 6. Other Provisions.

§ 6.1 Notices. All notices and other communications required or permitted to be given under or by reason of this Agreement shall be in writing and shall be deemed to have been duly given on the date of personal delivery to or on the date of receipt at the addresses set forth in

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this §6.1 or at such other address as may be specified in writing by the Party to whom notice is to be given. If mailed by first-class, postage prepaid, registered mail, return receipt requested, such written notices shall be deemed to have been received as of the date set forth on the return receipt. Notices, demands, and communications will, unless another address is specified in writing, be sent to the persons and at the addresses indicated below:

To Repligen:	Repligen Corporation 41 Seyon Street Building 1, Suite 100 Waltham, MA 02453 Attention: Walter C. Herlihy, Ph.D.

Copy (which shall not constitute notice) to:

Joseph L. Kociubes, Esq. Bingham McCutchen LLP 150 Federal Street Boston, MA 02110

To CRC:	ChiRhoClin, Inc. 4000 Blackburn lane Suite 270 Burtonsville, MD 20866 Attention: Edward D. Purich, Ph.D

Copy (which shall not constitute notice) to:

Edward J. Allera, Esq. Buchanan & Ingersoll PC 1776 K Street, N.W. Suite 800 Washington, D.C. 20005-2365

To Escrow Agent:	___________________________________ ___________________________________ ___________________________________ Attention: ___________________________

§ 6.2 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns as permitted by the provisions of the Settlement Agreement. No person or entity other than the Parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the Parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Parties hereto or their respective successors and assigns as permitted by the provisions of the Settlement Agreement. CRC may not assign this Agreement or any rights hereunder without the prior written consent of Repligen.

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§ 6.3 Entire Agreement; Amendment; Waiver. This Agreement, together with the Settlement Agreement and the Security Agreement, contains all the terms agreed upon by the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters. This Agreement may be amended only by a written instrument signed by the Party against whom enforcement or any change, modification, extension or discharge is sought. No waiver of any default by any Party shall be implied from any omission by any other Party to take any action in respect of such default if such default continues or is repeated. No express waiver of any default shall affect any default or cover any period of time other than the default and period of time specified in such express waiver. One or more waivers of any default in the performance of any term, provision, or covenant contained in this Agreement shall not be deemed to be a waiver of any subsequent default in the performance of the same term, provision, or covenant of any other term, provision or covenant contained in this Agreement. The consent or approval by any Party to or of any act or request by any other Party requiring consent or approval shall not be deemed to waive or render unnecessary the consent to or approval of any subsequent similar acts or requests. The rights and remedies given to the Parties shall be deemed to be cumulative and no such rights and remedies shall be exclusive of any of the others, or of any other right or remedy at law or in equity which any Party might otherwise have by virtue of a default under this Agreement, and the exercise of one such right or remedy by any Party shall not impair its standing to exercise any other right or remedy.

§ 6.4 Severability. Any provision of this Agreement that is illegal, prohibited, or unenforceable (in whole or in part) in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, voidness, prohibition, or unenforceability without invalidating the remaining part of such provision or any other provision of this Agreement. Any such illegality, voidness, prohibition, or unenforceability in any jurisdiction shall not invalidate or render illegal, void or enforceable any such provision (in whole or in part) in any other jurisdiction.

§ 6.5 Headings. The headings of the sections and subsections of this Agreement are for purposes of reference only and do not evidence the intentions of the Parties.

§ 6.6 Governing Law. This Agreement and any dispute arising hereunder shall be construed and governed in accordance with the internal substantive laws of the Commonwealth of Massachusetts (without regard to the choice of law provisions thereof).

§ 6.7 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), none of which need contain the signature of more than one Party, and all of which taken together will constitute one and the same Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this ESCROW AGREEMENT as of the date set forth above.

REPLIGEN CORPORATION

By:
Name:
Title:

CHIRHOCLIN, INC.

By:
Name:
Title:

as Escrow Agent

By:
Name:
Title:

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Exhibit C

Kirkpatrick & Lockhart Nicholson Graham LLP	1800 Massachusetts Avenue, N.W. Suite 200 Washington, DC 20036-1221 202.778.9000 Fax 202.778.9100 www.klng.com

May 6, 2005	DRAFT

Robert L. Justice, M.D., M.S.,

Director

Division of Gastrointestinal & Coagulation Drug Products

Food and Drug Administration

5600 Fishers Lane

Rockville, MD 20857

Re:	SecreMax™ (secretin) for Injection, NDA #21-136

Supplement 012, Changes Being Effected in 30 Days (“CBE-30”)

Request to Reinstate SecreFlo™ Trade Name

Dear Dr. Justice:

On behalf of our client, ChiRhoClin, Inc. (“CRC”), we submit this CBE-30 Supplement for a labeling change for CRC’s porcine secretin for injection drug product, to reinstate the product’s previously-approved SecreFlo™ trade name and, upon reinstatement, withdraw its SecreMax™ trade name.

Although CRC believes that this request represents an annual reportable “minor change” because it is a change that has minimal potential to have an adverse effect on the identity, strength, quality, purity, or potency of the drug product as these factors may relate to its safety or effectiveness, CRC is submitting this change as a CBE-30 since it involves a trade name.

CRC’s porcine secretin for injection has been marketed for three years under the FDA-approved SecreFlo™ trade name, from its approval date of April 4, 2002 until the present. Foreseeing the potential need to market this product under a registered trademark that was not owned by CRC’s marketing partner, Repligen Corporation, CRC submitted Supplement 009 on March 15, 2004, to request a name change to the SecreMax™ trade name. FDA approved the SecreMax™ name on July 26, 2004. Fortunately, the business dispute with Repligen Corporation has been resolved without the need to institute the SecreMax™ trade name. No product has ever been shipped into the marketplace bearing the SecreMax™ trade name. Likewise, no marketing efforts have been undertaken to introduce the gastroenterology community to the SecreMax name. CRC submits this Supplement to reinstate the SecreFlo™ trade name and ensure that FDA’s files are updated and consistent on this point (i.e., NDA Supplement approval letter and Orange Book listing).

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Specifically, CRC requests a change in the currently-approved labeling as follows:

•	Replace all instances of SecreMax™ with SecreFlo™.

•	Replace the SecreMax™ trademark statement with “SecreFlo™ is a registered trademark of Repligen Corporation, Waltham, MA”.

•	Replace all instances of the ChiRhoClin logo with the Repligen Corporation logo.

This submission includes two (2) binders: one Archival Copy and one Review Copy. In addition, a courtesy copy has been forwarded to Ryan Barraco, Project Officer, CDER, FDA. Please note that the enclosed submission contains confidential commercial and/or trade secret information that is exempt from public disclosure under the Freedom of Information Act. Attached is a copy of the following:

1.	Package insert with markup,

2.	Package insert revised (electronic and paper format),

3.	Vial label revised, and

4.	Box label revised.

If FDA has not responded to this CBE-30 Supplement in the next 30 days, CRC intends to distribute its porcine secretin for injection drug product with labeling that bears the SecreFlo™ trade name, and CRC will consider the SecreMax™ trade name to be withdrawn at that time.

ChiRhoClin, Inc. requests expedited review of these labeling changes. If you have any questions, please feel free to contact me.

Sincerely,

Gary L. Yingling
Counsel to ChiRhoClin, Inc.

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Kirkpatrick & Lockhart Nicholson Graham LLP	1800 Massachusetts Avenue, N.W. Suite 200 Washington, DC 20036-1221 202.778.9000 Fax 202.778.9100 www.klng.com

May 6, 2005	DRAFT

Robert L. Justice, M.D., M.S., Director

Division of Gastrointestinal & Coagulation Drug Products

Food and Drug Administration

5600 Fishers Lane

Rockville, MD 20857

Re:	SecreMax™ (secretin) for Injection, NDA #21-136

Cover Letter for Supplement 012, Changes Being Effected in 30 Days (“CBE-30”)

Request to Reinstate SecreFlo™ Trade Name

Dear Dr. Justice:

On behalf of our client, ChiRhoClin, Inc. (“CRC”), we have enclosed a CBE-30 Supplement for a labeling change for CRC’s porcine secretin for injection drug product, requesting a reinstatement of its previously-approved SecreFlo™ trade name and, upon reinstatement, a withdrawal of its SecreMax™ trade name.

We request that the Division consider the CBE-30 Supplement on an expedited basis in order to assist CRC in avoiding a potential out of supply situation for this orphan drug product, porcine secretin for injection. CRC’s marketing partner, Repligen Corporation, estimates that it will sell all remaining vials of the product that bear the SecreFlo™ trade name by September 2005. CRC needs to start the manufacturing, packaging and labeling process now so that it can be assured that it can ship a new lot of its porcine secretin for injection drug product to Repligen before they are out of supply.

As background, CRC and Repligen have settled a business dispute via arbitration and the settlement terms require that CRC will supply Repligen with drug product labeled as SecreFlo™ so that Repligen can market and distribute the product to the medical community. This Supplement approval, along with a withdrawal of the SecreMax™ trade name, will allow continuation of the SecreFlo™ trade name in the marketplace without interruption. Obtaining the necessary FDA approvals for the name change is a critical condition of marketing.

ChiRhoClin appreciates the Agency’s attention to this matter.

Sincerely,

Gary L. Yingling
Counsel to ChiRhoClin, Inc.

Cc:	Ryan Barraco, Project Officer, FDA

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Exhibit D

Quarterly Report (Post-Marketing Surveillance Data)

2005
Request	April	May	June
Total # of vials shipped each month

Total # of shipments of SecreFlo™ for up to 3 vials each month

Total # of vials with shipments up to 3 vials each month

Total # of vials shipped outside of U.S.A.

Total # of vials remaining in inventory

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Exhibit E

ChiRhoClin, Inc.

4000 Blackburn Lane, Suite 270

Burtonsville, MD 20866-6129

(301) 476-8388

(301) 476-9529 FAX

March 15, 2004

Robert L. Justice, M.D., M.S.

Director

Division of Gastrointestinal & Coagulation Drug Products

Food and Drug Administration

5600 Fishers Lane

Rockville, MD 20857

Re:	SecreMax™ NDA #21-136

Dear Dr. Justice:

ChiRhoClin requests a change in the current labeling for porcine secretin new formulation that was approved on March 1, 2004.

•	Replace all instances of SecscF1o™ with SecreMax™.

•	Replace all instances:of Repligen with ChiRhoClin.

•	Replace any address for Repligen with ChiRhoClin’s address.

Attached is a copy of the following:

1.	Package insert with markup,

2.	Package insert revised,

3.	Vial label revised; and

4.	Box label revised.

These changes in labeling are necessitated by Repligen’s desire to terminate marketing of secretin products. ChiRhoClin requests expedited review of these changes in labeling. If you have any questions, please feel free to contact me.

Sincerely,

/s/ Edward D. Purich
Edward D. Purich, Ph.D.
CEO

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Exhibit F

SecreFlo™ Frequently Asked Questions

All answers provided that are not presently contained in the SecreFlo™ labeling are physician and pharmacist judgments based on available information and are not intended to contradict current FDA approved labeling. ChiRhoClin recommends following the wording on the SecreFlo™ labeling for clinical use to the fullest extent possible.

Routine Storage Conditions:

1.	What temperature range is acceptable for routine storage of SecreFlo™?

-25°C to -15°C

Temporary Storage Conditions:

1.	How long can an unopened vial of SecreFlo™ be kept at the following temperatures prior to use in ERCP?

a.	Room temperature - 6 hours

b.	4°C refrigerator - 24 hours

c.	Wet ice (in an ice bucket) - 24 hours

2.	How long can an unopened vial of SecreFlo™ be kept at the following temperatures prior to use in pancreas function testing?

a.	Room temperature - 6 hours

b.	4°C refrigerator - 24 hours

c.	Wet ice (in an ice bucket) - 24 hours

3.	How long can an unopened vial of SecreFlo™ be kept at the following temperatures prior to use in gastrinoma testing?

a.	Room temperature - 6 hours

b.	4°C refrigerator - 24 hours

c.	Wet ice (in an ice bucket) - 24 hours

4.	How long can an unopened vial of SecreFlo™ be kept at the following temperatures before returning the unopened vial to routine frozen storage and still be acceptable for future use in ERCP?

a.	Room temperature - 6 hours

b.	4°C refrigerator - 24 hours

c.	Wet ice (in an ice bucket) - 24 hours

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5.	How long can an unopened vial of SecreFlo™ be kept at the following temperatures before returning the unopened vial to routine frozen storage and still be acceptable for future use in pancreas function testing?

a.	Room temperature - 6 hours

b.	4’C refrigerator - 24 hours

c.	Wet ice (in an ice bucket) - 24 hours

6.	How long can an unopened vial of SecreFlo™ be kept at the following temperatures before returning the unopened vial to routine frozen storage and still be acceptable for future use in gastrinoma testing?

a.	Room temperature - 6 hours

b.	4’C refrigerator - 24 hours

c.	Wet ice (in an ice bucket) - 24 hours

Reconstitution:

1.	How long after reconstitution can you use SecreFlo™ if maintained at the following temperatures?

a.	Room temperature - 1 hour

b.	4’C refrigerator - 6 hours

c.	Wet ice (in an ice bucket) - 6 hours

Latex in Vial:

1.	Is there any latex in the SecreFlo™ vial?

No.

ZE Test Questions:

1.	Should a patient be taken off a PPI prior to the ZE test? If yes, how far in advance of the test?

It is optimal for the patient to be taken off their PPI or other acid blocking medications prior to the ZE test. For PPIs, which have a pharmacologic effect lasting much longer than their presence in the circulation, discontinuation 2 to 5 days before the test is desirable. While there are insufficient data to quantify the effect of PPIs on the accuracy of the ZE test, there is anecdotal information suggesting that even in the presence of PPIs the test can usually provide meaningful diagnostic results.

2.	Should a patient be taken off their H2 receptor antagonist prior to the ZE test? If yes, how far in advance of the test?

Yes, it is recommended 1 day in advance of the procedure.

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3.	What is the false positive rate for the ZE test?

A meta-analysis of published literature on the secretin test for ZE syndrome using various biologically derived porcine secretins indicates a false negative rate of less than 5% and a false positive rate of less than 5%. This means the sensitivity of the test is greater than 95% (95% confidence interval 92.3-100) and the specificity is greater than 95% (95% confidence interval 94.9-99.8).

4.	What is the false negative rate for the ZE test?

A meta-analysis of published literature on the secretin test for ZE syndrome using various biologically derived porcine secretins indicates a false negative rate of less than 5% and a false positive rate of less than 5%. This means the sensitivity of the test is greater than 95% (95% confidence interval 92.3-100) and the specificity is greater than 95% (95% confidence interval 94.9-99.8).

Concomitant Medication Questions:

1.	Are there any medications that are generally contraindicated for use with SecreFlo™? If so, what and what is the time frame for elimination?

Anticholinergic medications may make patients less responsive to the pancreatic stimulation affects of SecreFlo when used for testing pancreatic function. Acid blockers including PPI’s may interfere or decrease the accuracy of SecreFlo testing for ZE syndrome.

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Exhibit G

Filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K dated May 10, 2005.

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